Exhibit 10.9

ANNUAL CASH COMPENSATION OF EXECUTIVE OFFICERS

The named executive officers of Stereotaxis, Inc. (the “Company”) have their base salaries determined yearly by the Compensation Committee (the “Committee”) of the Board of Directors. The executive officers are all “at will” employees, and each has a written employment agreement which is filed, as required, as an exhibit to reports filed by the Company under the Securities Exchange Act of 1934. Messrs. Kaminski, Cheng, and Giffin and Ms. Duros proposed and agreed to voluntary base salary reductions for the period from October 1, 2011 through March 31, 2013. Each of said named executive officers entered into an amendment to his or her respective employment agreement on October 10, 2011, providing for the base salary reduction. On October 30, 2012, the Committee reinstated the base salaries of Messrs. Kaminski, Cheng, and Giffin and Ms. Duros to their September 30, 2011 levels effective January 1, 2013. Additionally, Mr. Duggan’s base salary was increased by 10% effective November 1, 2012 in recognition of his below market competitive positioning. On February 27, 2013 , the Committee considered the base salaries for named executive officers of the Company and made no further adjustments. Also, the Committee made two semi-annual awards to the named executive officers under the Company’s 2012 bonus plan (the “2012 Plan”). The 2012 Plan was designed to reward the accomplishments of these officers on behalf of the Company in 2012 pursuant to and consistent with the goals for the year as established by the Committee. The 2012 Plan was divided into two semi-annual performance periods in order to create a sense of urgency in driving performance consistent with the Company’s current circumstances. The 2012 base salaries, 2012 bonuses and 2013 base salaries are summarized in the following table:

	2012 Annual Salary	Reduced Salary 11/1/11 to 12/31/12	2012 Bonus	2013 Salary
Michael P. Kaminski (1) President & Chief Executive Officer	$420,000	$352,000	$69,946	$420,000
Samuel W. Duggan II (2) Chief Financial Officer	$297,000(3) (10% increase)	N/A	$30,000	$297,000
Frank J. Cheng Senior Vice President, Marketing & Business Development	$285,000	$256,500	$39,244	$285,000
Karen W. Duros Senior Vice President, General Counsel & Secretary	$270,000	$243,000	$39,100	$270,000
David A. Giffin Vice President, Human Resources	$200,000	$180,000	$27,926	$200,000

As determined by the Committee at the February 2013 meeting, the 2013 annual bonus program will be based on management achieving certain performance goals established by the Committee for each of the four fiscal quarters in 2013.

[1]	Mr. Kaminski has announced his resignation as President & CEO effective April 12, 2013.
[2]	Mr. Duggan resigned from the Company effective February 22, 2013.
[3]	Mr. Duggan’s salary was increased effective November 1, 2012.